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                                Exhibit 10.22(b)
                       AMENDMENT NO. 2 TO LEASE AGREEMENT

      THIS AMENDMENT NO. 2 TO LEASE AGREEMENT is made this 22 day of April, 1999, by and between CHIPPEWA LIMITED PARTNERSHIP, a Maryland limited partnership, hereinafter called "Landlord," and OSICOM TECHNOLOGIES, INC., a Delaware corporation f/k/a CASE/DATAEL, INC.), hereinafter called "Tenant."

      WHEREAS Landlord and Tenant are parties to a Lease Agreement dated October 4, 1989, as modified by First Amendment of Lease dated October 19, 1994 (the "Lease"); and

      WHEREAS Tenant has requested Landlord to make certain modifications to the term of the Lease; and

      WHEREAS Landlord is willing to make the modifications to the Lease Tenant has requested, upon certain terms and conditions, all as more fully described herein below.

      WITNESSETH, in consideration of the premises and the mutual covenants herein contained, the Lease is hereby amended as follows:

      1. Effective June 1, 1999 Tenant shall vacate [make best efforts to vacate] and shall deliver to Landlord,in the condition the Premises are to be delivered at the conclusion of the term, that portion of the Premises consisting of 34,956 square feet, as shown on Exhibit A attached hereto and hereby made a part hereof, and such space shall no longer be leased from Landlord to Tenant, shall no longer be a portion of the Premises and Tenant shall and hereby does, effective such date, relinquish any right or interest to such space. Effective [June 1, 1999] the "Premises" shall mean the 37,384 square feet of space shown on Exhibit A. The foregoing notwithstanding, any obligations of Tenant relating to such space, that accrued prior to [June 1, 1999] shall remain in effect.

      2. Effective June 1, 1999 the term of the Lease shall be for a period of five (5) years and five (5) months from June 1, 1999. Accordingly, the term of the Lease shall expire and the Termination Date shall be October 31, 2004.

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      3. Landlord shall install the tenant improvements set forth in the Tenant
Improvement Specifications attached hereto as Exhibit A-1 and the Floor Plan attached hereto as Exhibit A-2. Landlord, based upon its discussions with Tenant, has estimated that the total costs of the tenant improvements (such costs to include all amounts paid to contractors, subcontractors, material suppliers, design or other professionals, permit fees, and etc.) is One Hundred Eighty-five Thousand Dollars ($185,000.00) (the "Tenant Improvement Allowance"). Any increase in the amount of such total costs, over the Tenant Improvement Allowance, including, but not limited to, increases resulting from additions to or modifications of the attached exhibits, shall be Tenant's obligation and shall be paid for by Tenant within ten (10) days after demand. Landlord Estimates that the tenant improvements will be substantially completed within sixty (60) days after the later of (i) the date of this Amendment, or (ii) the date of full execution of the lease with Earthshell Corporation, as described in paragraph 10 below. Notwithstanding the foregoing, Landlord shall have no liability to Tenant if the tenant improvements are not completed by such date and, in such event, Tenant shall be required to perform in accordance with the terms of the Lease and this Amendment, and Landlord shall continue to utilize commercially reasonable efforts to complete the tenant improvements as promptly as reasonably possible. Tenant shall cooperate with Landlord in Landlord's efforts to construct the tenant improvements and shall [make reasonable efforts to] remove all of its goods and materials from the portions of the Premises upon which Landlord's contractors are working, so as to provide a safe and clear working environment for Landlord's contractors. Landlord agrees that it will provide a copy of all costs associated with the tenant improvements to Tenant within twenty (20) days after full execution of this Amendment. Landlord agrees that the carpet it will install, as a part of the tenant improvements, will be a commercial grade carpet that under normal wear and tear with proper maintenance will have a useful life of not less than five and one-half (5%) years.

      4. Until May 30, 1999 Tenant shall continue to pay Basic Rental in accordance with the terms of the Lease. Beginning June 1, 1999 (if Tenant complies with paragraph 1 above), the Basic Rental payable with respect to the Lease and the Premises shall be changed and, beginning on such date, Tenant will pay to Landlord at % Emory Hill Management Co., Inc., Suite 100, 92 Read's Way, New Castle, Delaware 19720, or at such other place as Landlord shall from time to time direct, the Basic Rental in the amounts set forth below. The Basic Rental shall be payable in equal monthly installments, in

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advance and without demand, on the first day of each and every month during the term of the Lease, commencing on June 1, 1999. Basic Rental shall be as follows:

      Term                    Annual Basic Rental     Monthly Basic Rental

June 1, 1999 to
April 30, 2000                      $371,970.80             $30,997.57

May 1, 2000 to
April 30, 2001                      $379,410.21             $31,617.52

May 1, 2001 to
April 30, 2002                      $386,998.41             $32,249.87

May 1, 2002 to
April 30, 2003                      $394,738.38             $32,894.86

May 1, 2003 to
April 30, 2004                      $402,633.14             $33,552.76

May 1, 2004 to
October 31, 2004                    $410,685.80             $34,223.87

            Notwithstanding anything to the contrary contained in this paragraph 4, the foregoing rent schedule is based upon the assumption that the actual total costs of the tenant improvements (the "Actual Costs") are at least one Hundred Eighty-five Thousand Dollars ($185,000.00). In the event that the Actual Costs is less than the Tenant Improvement Allowance, then the amount of Basic Rental shall be recalculated and shall be reduced by an amount equal to that obtained by amortizing the difference between the Tenant Improvement Allowance and the Actual Costs on a monthly basis over a ten (10) year period at an interest rate of ten percent (10%). For instance, if the Actual Costs are One Hundred Thirty-five Thousand Dollars ($135,000.00), then the amount of Basic Rental payable for the period May 1, 1999 to April 30, 2000 would be Three Hundred Sixty-four Thousand Forty-one and 68/100 Dollars ($364,041.68) and the monthly Basic Rental payment for such period would be Thirty Thousand Three Hundred Thirty-six and 81/100 Dollars ($30,336.81), and such amount would be increased at the rate of two percent (2%) per year for each of the remaining lease years during the term.

      5. The current base year for all purposes of the Lease, including, but not limited to, taxes(in accordance with paragraph 6 of the Lease), fire and extended coverage and rental insurance (in accordance with paragraph 7 of the Lease), and common area maintenance charges (in accordance with paragraph 8 of the Lease) will not change and will remain the same as it was when the Lease was


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originally executed on October 4, 1989. Tenant's proportionate share, however, shall (if Tenant is in compliance with paragraph 1 above) change effective June 1, 1999 and shall be reduced from seventy-four and fifty-eight one hundredths percent (74.58%) to thirty-eight and fifty-four one hundredths percent (38.54%).

      6. Paragraph 4 of the Lease is deleted in its entirety and is replaced with the following:

            Late Payment:

            In the event that any payment required by Tenant under the provisions of this Lease shall not be paid when due, Tenant shall, upon demand, pay to Landlord (i) a late charge equal to the maximum late charge contained in or mandated by the loan documents evidencing or securing any first lien affecting the improvements from time to time, and (ii)interest on such payment from the date when due until paid at the rate of eighteen percent (18%) per annum. The late charges imposed under this paragraph shall be deemed "rent" for all purposes under this Lease, are not penalties and have been agreed to by Landlord and Tenant as necessary to compensate Landlord for its additional costs associated with late payment.

      7. Landlord is currently in possession of a security deposit under the Lease in the amount of Forty-eight Thousand Two Hundred Twenty-eight Dollars ($48,228. 00). Effective June 1, 1999, Landlord, provided Tenant is not in default, will credit Seventeen Thousand Two Hundred Thirty and 43/100 Dollars ($17,230.43) against the Basic Rental payment due on June 1, 1999. The balance of the amount now being held by Landlord, Thirty Thousand Nine Hundred Ninety-seven and 57/100 Dollars ($30,997.57), shall continue to be held by Landlord as a security deposit, which sum shall be held without payment of interest as security for the performance by Tenant of its obligations under the Lease. Landlord is authorized to deposit those funds in a non-interest bearing account commingled with Landlord's general funds or otherwise, and Landlord shall not be responsible for the solvency of the depository so long as it is


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insured by the Federal Deposit Insurance Corporation or similar insurer. If
Tenant shall perform all such obligations, said security deposit shall be refunded to Tenant, without interest, within thirty (30) days after termination of the Lease. If Tenant shall default in any obligation, Landlord shall be entitled to apply any or all of said security deposit toward Landlord's damages as determined by Landlord, and Tenant shall, within five (5) days after notice thereof, deposit with Landlord an amount sufficient to restore said security deposit to its original amount, which amount shall constitute "rent" under this Lease.

      8. Paragraphs 6, 8 and 10 of the October 19, 1994 First Amendment to Lease, the Rider #2 to Lease Agreement Option to Renew and the Rider #3 to Lease Agreement Rights of Expansion and any other rights of renewal, expansion, termination, first refusal or similar rights contained in the Lease are all hereby deleted from the Lease and declared to be null and void and of no force or effect. The following renewal right shall be the only right of renewal of Tenant under or in connection with the Lease:

            Tenant shall have the Option to Renew the Lease for one (1) additional five (5) year term upon giving written notice of intention to renew to Landlord not less than one hundred eighty (180) days prior to the expiration of the term of the Lease, as described in paragraph 2 above. Any such written notice must advise Landlord of Landlord's obligation, described below in this paragraph 8, to make an initial determination of the "Market Rate" for the renewal term. All terms and conditions of the Lease shall remain in full force and effect during the renewal term, except that there shall be no further right of renewal and the Basic Rental for the renewal term shall be the "Market Rate," as defined below, effective the first day of the renewal term.

            The Option to Renew granted to Tenant is personal to Tenant and may not be exercised or be assigned, voluntarily or otherwise, by or to any person or entity other than Tenant without the prior written consent of Landlord. Additionally, at Landlord's option, the Option to Renew shall be null and void if, either at the time Tenant exercises such option or at the time such renewal term is to commence, Tenant is in default under any provision of the Lease.

            The following procedure shall be used to determine the Market Rate, for the renewal term. Not less than one hundred fifty (150) days prior to the commencement of the renewal term, Landlord shall send to Tenant a written notice


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specifying its determination of the Market Rate. Within twenty (20) days after receipt of such notice from Landlord, Tenant shall send Landlord a written notice of Tenant's acceptance or challenge of Landlord's determination of such Market Rate, provided, however, that in the event that Tenant fails to respond within such twenty (20) day period, Tenant shall be deemed to have accepted Landlord's determination of the Market Rate.

            In the event that Tenant challenges Landlord' s determination of the Market Rate and Landlord and Tenant are not able to agree on such Market Rate within fifteen (15) days (hereinafter referred to as the "Negotiation Period") after Landlord receives Tenant's initial rejection of Landlord's determination of such Market Rate, then Landlord and Tenant shall each, within ten (10) days after the expiration of the Negotiation Period, select an appraiser, each of whom shall be an MAI-certified real estate appraiser with at least five (5) years, experience in the Columbia, Maryland market who shall determine the Market Rate in accordance with this paragraph. The appraisers shall be instructed to complete the appraisal procedure independently and to submit their written determinations to Landlord and Tenant within thirty (30) days after their appointment.

            In the event that the higher determination of the Market Rate submitted by one of the appraisers is equal to or less than one hundred fifteen percent (115%) of the determination of the Market Rate submitted by the other appraiser, the Market Rate shall be the average of such determinations. If the determination of the Market Rate submitted by one of the appraisers is greater than one hundred fifteen percent (115%) of the determination of the Market Rate submitted by the other appraiser, the appraisers shall, within five (5) days of notice from either Landlord or Tenant, appoint a third appraiser with similar qualifications to make a determination of the Market Rate. The third appraiser shall be instructed to complete the appraisal procedure and to submit a written determination of the Market Rate to Landlord and Tenant within thirty (30) days after such appraiser's appointment.

            The determination which is neither the highest nor the lowest of the three determinations shall be binding upon Landlord and Tenant as the Market Rate unless two determinations are the same, in which event the Market Rate shall be such amount. Landlord and Tenant shall each bear the costs of their respective appraisers. The expenses of the third appraiser shall be borne one-half (1/2) by Landlord and one-half (1/2) by Tenant. "Market Rate" shall mean


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what a Landlord under no compulsion to lease the Premises and a Tenant under no compulsion to lease the Premises would determine as the Basic Rental, given the other provisions of the Lease which remain applicable to the parties. Notwithstanding anything to the contrary contained in this paragraph 8, in no event shall the Basic Rental for the renewal term be less than the Basic Rental in effect at the end of the last year of the term of the Lease. In the event the Market Rate has not been determined by the commencement of the renewal term, the Tenant shall pay Basic Rental equal to one hundred twenty percent (120%) of the Basic Rental in effect at the end of the last year of the term of the Lease, until the Market Rate is determined and promptly after such determination, the parties shall make an appropriate adjustment to reconcile any overpayments or under payments of Basic Rental made prior to the determination of the Market Rate.

      9. Tenant shall have an option to terminate the Lease with respect to that portion of the Premises, consisting of 11,650 square feet, as shown on Exhibit A (the "Released Space"). The option to terminate the Lease as to the Released Space shall be effective, if at all, on April 30, 2003 and shall be effective only if Tenant delivers written notice of termination to Landlord, which notice must be given on or before October 31, 2002 and Tenant must deliver with such notice a cashier or certified check payable to Landlord in an amount (the "Termination Fee") equal to three (3) times the monthly Basic Rental which would have been due for the month of April 2003, had Tenant not exercised such termination option. (For instance, if the Basic Rental due for the month of April 2003 were $32,894.86, the Termination Fee would be $98,684.58.) The Termination Fee shall be non-refundable and Landlord shall be entitled to keep the full amount of the Termination Fee, regardless of whether or not Landlord re-leases the Released Space or any parts thereof. Any purported exercise of Tenant's option to terminate which does not strictly comply with the terms set forth above shall, at Landlord's election, be ineffective.

      If Tenant effectively exercises its option to terminate the Lease as to the Released Space, then, effective May 1, 2003, (i) the Released Space shall no longer be leased from Landlord to Tenant, shall no longer be a portion of the Premises and Tenant shall have relinquished any right or interest to such space,
(ii) Tenant shall vacate the Released Space and deliver it to Landlord in the condition the Premises are to be delivered at the conclusion of the term, and
(iii) there will be a pro rata downward adjustment in the amount of Basic Rental


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to be paid for the balance of the Lease term, as well as a pro rata downward adjustment in the amount of Tenant's proportionate share for all purposes of the Lease, including those specifically mentioned in paragraph 5 above. The foregoing notwithstanding, any obligations of Tenant relating to such space, that accrued prior to May 1, 2003, shall remain in effect.

      The option to terminate granted to Tenant is personal to Tenant and may not be exercised or be assigned, voluntarily or otherwise, by or to any person or entity other than Tenant without the prior written consent of Landlord. Additionally, at Landlord's option, the option to terminate shall be null and void if, either at the time Tenant exercises such option or at the time such termination is to become effective, Tenant is in default under any provision of the Lease.

      10. Notwithstanding anything to the contrary contained in this Amendment, this Amendment and Landlord's obligations hereunder shall be contingent upon Landlord having obtained a fully executed lease for not less than 34,956 square feet of space within the Improvements with Earthshell Corporation, a Delaware corporation ("Earthshell"), which lease shall be satisfactory to Landlord in its sole and absolute discretion in all respects. In the event Landlord fails to obtain such a lease within fifteen (15) days after the execution of this Amendment, then, Landlord shall have the right, at any time within fifteen (15) days after such date, by written notice to Tenant, to declare this Amendment null and void, in which event this Amendment shall be and become null and void and the rights and obligations with respect to the parties shall be determined by the Lease, as if this Amendment had never been executed.

      11. In the event and only in the event that this Amendment is fully executed and delivered and becomes effective (i.e., is not terminated pursuant to paragraph 9 above), Landlord agrees to pay Ryan Commercial LLC (the "Broker") a leasing commission on account of this Amendment in the amount specified in a separate written agreement between Landlord and the Broker. Tenant represents and warrants to Landlord that it has not dealt with any other realtor, broker or person that might claim a commission or fee in connection with this Amendment other than the Broker and shall indemnify, defend and hold harmless Landlord from and against any claim, loss, cost, damage or expense (including attorneys' fees) incurred if such representation or warranty shall not be true and correct.


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      12. Tenant represents and warrants to Landlord that Osicom Technologies,
Inc., a Delaware corporation, is the same entity as Case/Datael, Inc. , a Delaware corporation, but merely reflects a name change, and that this Amendment has been duly authorized by all necessary corporate action of Tenant and is the valid, binding and enforceable act of Tenant.

      13. By its execution of this Amendment, Tenant hereby certifies and represents to Landlord that Landlord is in compliance with all of the terms, covenants and conditions of the Lease and Tenant has no claim or cause of action against or with respect to Landlord or its agents, employees or contractors arising out of or in any way connected with the Lease or the use of the Premises.

      14. Capitalized terms not defined in this Amendment shall have the meanings ascribed to those terms in the Lease.

      15. Except as set forth herein, the Lease remains in full force and effect and unmodified.

      16. Time is of the essence of all provisions of this Amendment and remains of the essence of all provisions of the Lease.

      17. The provisions of this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

            IN WITNESS WHEREOF the parties hereto have executed under seal this Amendment on the day and year first written above.

WITNESS/ATTEST:                     CHIPPEWA LIMITED PARTNERSHIP

                                    By:   Emory Holdings II Limited
                                    Partnership, general partner


                                    By:   /s/ R. Clayton Emory (SEAL)
------------------------                -----------------------
                                          R. Clayton Emory
                                          General Partner


                                    OSICOM TECHNOLOGIES, INC.


                                    By:   /s/ Gilbert Goldbeck     (SEAL)
------------------------               ---------------------------
                                          Gilbert Goldbeck
                                          VP Finance & Operations


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[18. Remaining tenant improvement allowance from October 19, 1999 ammounts shall be credited to Tenant.]


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